CONTACT:           William Koziel
(847) 597-8803

Così, Inc. Names Veteran Restaurant Executive and Così
Franchisee R.J. Dourney as President and CEO

DEERFIELD, IL – March 18, 2014 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today announced the appointment of R.J. Dourney as its President and Chief Executive Officer and as a member of the Company’s Board of Directors.  Mr. Dourney, 55, is the founder and CEO of Hearthstone Associates, a Massachusetts-based restaurant company that successfully operates 13 franchised restaurants in the Boston market and is Così’s largest franchisee.   He has 30 years of branded industry experience with corporate and franchise restaurant operations.  It was also announced that Stephen Edwards, previously President and Chief Executive Officer, will assume the role of Executive Chairman and continue to serve as a member of Così’s Board of Directors.

"I’ve had the privilege of working closely with RJ since joining Così and have been impressed with his knowledge of the brand and industry, his strong operating acumen and his passion for building a culture of success," said Mr. Edwards. "RJ and his team have achieved industry leading results with Così and we are excited to have him carry these results to all of Così.”

Prior to founding Hearthstone Associates, Dourney served as Chief Operating Officer for Au Bon Pain, overseeing a $250 million business both domestically and internationally.  Prior to joining Au Bon Pain he held operating leadership positions with Applebee’s International including as Vice President of Franchise Operations and Development, overseeing a $3.1 billion franchise system.  He has extensive operations, real estate and organizational experience having grown multiple concepts throughout the United States.

Così’s Chair of the Board, Mark Demilio, said, “RJ’s comprehensive operating background and proven track record of success, from the restaurant level to the global level, and from both the corporate and franchisee perspective are the ideal combination of experience and skills to be a highly effective leader for Così.  RJ’s appointment demonstrates our commitment to focusing our company resources on supporting franchise development, which is an important key to the long-term growth potential that we believe Così offers for all of our stakeholders.

Mr. Dourney stated, “I have long known that Così is a great brand with tremendous potential.  I am confident that leveraging the culture and operating systems developed at Hearthstone to the rest of the organization is a strong first step in moving the brand forward.  I look forward to working closely with the Così team and franchise partners to leverage our collective talent and passion to turn this business around for the benefit of our shareholders, franchise partners, employees and guests.  I know what needs to be done and am ready to move the team and the concept forward.”

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 72 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.